Exhibit 99.1
Live Ventures Reports Fiscal Year 2023 Financial Results

LAS VEGAS, December 20, 2023 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal year ended September 30, 2023.

Fiscal Year 2023 Key Highlights:
•Acquired Flooring Liquidators, Inc. (“Flooring Liquidators”), Precision Metal Works, Inc. (“PMW”), certain assets from Cal Coast Carpet Warehouse, Inc., and the Harris Flooring Group® brands, transactions valued at approximately $117 million
•Revenues were $355.2 million, as compared with $286.9 million in the prior year, an increase of 23.8% over the prior year period
•Net loss was ($0.1) million and diluted loss per share was ($0.03), as compared with prior year net income of $24.7 million and diluted earnings per share (“EPS”) of $7.84
•Adjusted EBITDA¹ was $31.5 million, as compared with $38.4 million in the prior year
•Repurchased 39,092 shares of the Company’s common stock at an average price of $25.35
•Total assets of $421.8 million and stockholders’ equity of $100.1 million as of year end
•Approximately $37.1 million of cash and availability under the Company’s credit facilities as of year end

“During fiscal year 2023, revenues increased 23.8%, largely driven by the strategic acquisitions of Flooring Liquidators and PMW acquired during fiscal year 2023 and The Kinetic Co., Inc. (“Kinetic”) acquired in late fiscal year 2022, together contributed in excess of $115 million in revenue and approximately $8.5 million in Adjusted EBITDA. We remain focused on our expansion and innovation, steering our course toward sustained success,” commented David Verret, Chief Financial Officer of Live Ventures.

“In the fiscal year 2023, we bolstered our portfolio through several strategic transactions, aligning with our long-term ‘buy-build-hold’ strategy. Achieving a historic milestone, we executed four transactions, totaling an investment of approximately $117 million,” stated Jon Isaac, President and Chief Executive Officer of Live Ventures. “We are enthusiastic about the prospects these acquisitions unlock, solidifying our steadfast dedication to creating enduring value for our stockholders."

FY 2023 Financial Summary (in thousands except per share amounts)

	During the year ended September 30,
	2023	2022	% Change
Revenues	$ 355,171	$ 286,913	23.8%
Operating Income	$ 15,449	$ 25,927	-40.4%
Net income	$ (102)	$ 24,741	100.0%
Diluted earnings (loss) per share	$ (0.03)	$ 7.84	100.0%
Adjusted EBITDA	$ 31,538	$ 38,384	-17.8%

¹ Adjusted EBITDA is a non-GAAP measure. A reconciliation of the non-GAAP measures is included below.

Revenues increased approximately $68.3 million, or 23.8%, to $355.2 million for the year ended September 30, 2023, as compared to the prior year revenues of approximately $286.9 million. The increase is primarily attributable to the Flooring Liquidators and PMW acquisitions acquired in fiscal year 2023 and Kinetic acquired in late fiscal year 2022, which contributed incremental revenue of approximately $115 million, partially offset by decreased revenues in Retail Entertainment, Flooring Manufacturing, and Corporate and Other segments.
Operating income decreased approximately $10.5 million to $15.4 million for the year ended September 30, 2023. The decrease in operating income is primarily attributable to lower gross profit margins as a result of inflationary cost increases and lower operating margins primarily due to higher general and administrative expenses related to the acquisitions of Flooring Liquidators, Kinetic, and PMW.
For the year ended September 30, 2023, net loss was approximately ($0.1) million and diluted loss per share was ($0.03), as compared with net income of $24.7 million and diluted EPS of $7.84 in the prior year. The decrease in net income is attributable to lower profit margins as a result of inflationary cost increases. In addition, the prior year’s net income included a benefit of approximately $11.4 million or $3.56 per diluted share for a gain on the bankruptcy settlement and a charge of approximately $4.9 million or $1.56 per diluted share for an impairment of goodwill and intangibles.
Adjusted EBITDA for the year ended September 30, 2023 was approximately $31.5 million, a decrease of approximately $6.8 million, or 17.8%, as compared to the prior year. The decrease is primarily due to an overall decrease in operating income.
As of September 30, 2023, the Company had total cash availability of $37.1 million, consisting of cash on hand of $4.3 million and cash availability under its various lines of credit of $32.8 million.
FY 2023 Segment Results (in thousands)

	During the year ended September 30,
	2023	2022	% Change
Revenues
Retail - Entertainment	$ 78,124	$ 86,156	-9.3%
Retail - Flooring	75,872	-	N/A
Flooring Manufacturing	109,770	130,850	-16.1%
Steel Manufacturing	88,912	60,617	46.7%
Corporate & other	2,493	9,290	-73.2%
	$ 355,171	$ 286,913	23.8%

	During the year ended September 30,
	2023	2022	% Change
Operating Income (loss)
Retail - Entertainment	$ 9,265	$ 12,628	-26.6%
Retail - Flooring	(292)	-	N/A
Flooring Manufacturing	6,061	14,154	-57.2%
Steel Manufacturing	7,978	8,866	-10.0%
Corporate & other	(7,563)	(9,721)	22.2%
	$ 15,449	$ 25,927	-40.4%

	During the year ended September 30,
	2023	2022	% Change
Adjusted EBITDA
Retail - Entertainment	$ 10,581	$ 14,054	-24.7%
Retail - Flooring	3,321	-	N/A
Flooring Manufacturing	10,100	17,043	-40.7%
Steel Manufacturing	12,210	10,230	19.4%
Corporate & other	(4,674)	(2,943)	-58.8%
Total Adjusted EBITDA	$ 31,538	$ 38,384	-17.8%

Adjusted EBITDA as a percentage of revenue
Retail - Entertainment	13.5%	16.3%
Retail - Flooring	4.4%	-
Flooring Manufacturing	9.2%	13.0%
Steel Manufacturing	13.7%	16.9%
Corporate & other	N/A	N/A
Consolidated adjusted EBITDA	8.9%	13.4%
as a percentage of revenue

Retail - Entertainment
Retail - Entertainment segment revenues for the year ended September 30, 2023, were approximately $78.1 million, a decrease of approximately $8.0 million, or 9.3%, as compared to the prior year revenues of approximately $86.2 million. Revenues decreased due to reduced demand as a result of a deterioration in general economic conditions and a shift in sales mix toward used products which generally have lower ticket sales with higher margins. The shift in sales mix also contributed to the increase in gross margin to 54.7% for the year ended September 30, 2023, as compared to 52.9% for the prior year. Operating income for the year ended September 30, 2023 was approximately $9.3 million, as compared to operating income of approximately $12.6 million for the prior year.
Retail - Flooring
The Retail - Flooring segment includes Flooring Liquidators, which was acquired in January 2023. Revenues for the year ended September 30, 2023, were approximately $75.9 million and gross margin was 36.6%. Operating loss for the year ended September 30, 2023 was approximately ($0.3) million.
Flooring Manufacturing
Revenues for the year ended September 30, 2023, were approximately $109.8 million, a decrease of approximately $21.1 million, or 16.1%, as compared to the prior year revenues of approximately $130.8 million, primarily due to reduced customer demand as a result of general economic conditions. Gross margin was 21.8% for the year ended September 30, 2023, as compared to 24.4% for the prior year. The decrease in gross margin is primarily due to increases in raw material costs, as compared to the prior year. Operating income for the year ended September 30, 2023 was approximately $6.1 million, as compared to operating income of approximately $14.2 million for the prior year.
Steel Manufacturing
Revenues for the year ended September 30, 2023, were approximately $88.9 million, an increase of approximately $28.3 million or 46.7%, as compared to the prior year revenues of approximately $60.6 million. The increase is primarily due to the acquisitions of Kinetic in June 2022 and PMW in July 2023, partially offset by a decrease of $6.4 million by Precision Marshall. The decrease by Precision Marshall was due to reduced customer demand as a result of general economic conditions. Gross margin was 22.5% for the year ended September 30, 2023, as compared to 27.8% for the prior year. The decrease in gross margin is primarily due to the acquisition of PMW, which has historically generated lower margins. General and administrative expenses increased by approximately $4.0 million, or 54.4%, primarily due to the acquisitions of Kinetic and PMW, partially offset by reduced compensation expense at Precision Marshall. Operating income for the year ended September 30, 2023 was approximately $8.0 million, as compared to operating income of approximately $8.9 in the prior year.
Corporate and Other
Revenues for the year ended September 30, 2023, were approximately $2.5 million, a decrease of approximately $6.8 million, or 73.2%, as compared to the prior year revenues of approximately $9.3 million. The decrease was primarily due to the closure of SW Financial in May 2023. Operating loss for the year ended September 30, 2023 was approximately $7.6 million, as compared to a loss of approximately $9.7 million in the prior year. In connection with the closure, the Company entered into a settlement agreement with the SW Financial sellers and recognized a gain of approximately $2.75 million and a loss on deconsolidation of SW Financial's assets and liabilities of approximately $1.7 million.

Non-GAAP Financial Information

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures, such as “Adjusted EBITDA,” which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated, should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements
The use of the word “Company” refers to Live Ventures and its wholly owned subsidiaries. Certain statements in this press release contain or may suggest "forward-looking" information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, each as amended, that are intended to be covered by the “safe harbor” created by those sections. Words such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," and similar statements are intended to identify forward-looking statements. Live Ventures may also make forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 (when filed). Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. Live Ventures undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
About Live Ventures Incorporated
Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely-held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011 Jon Isaac, Chief Executive Officer and strategic investor, joined the Board of Directors of the Company and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, and entertainment industries.

Contact:
Live Ventures Incorporated
Greg Powell, Director of Investor Relations
725.500.5597
gpowell@liveventures.com
www.liveventures.com

Source: Live Ventures Incorporated

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(dollars in thousands, except per share amounts)

	September 30, 2023	September 30, 2022
Assets
Cash and cash equivalents	$ 4,309	$ 4,600
Trade receivables, net	41,194	25,665
Inventories, net	131,314	97,659
Income taxes receivable	1,116	4,403
Prepaid expenses and other current assets	4,919	2,477
Total current assets	182,852	134,804
Property and equipment, net	80,703	64,590
Right of use asset - operating leases	54,544	33,659
Deposits and other assets	1,282	647
Intangible assets, net	26,568	3,844
Goodwill	75,866	41,093
Total assets	$ 421,815	$ 278,637
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$ 27,190	$ 10,899
Accrued liabilities	31,826	16,486
Current portion of long-term debt	23,077	18,935
Current portion of notes payable related parties	4,000	2,000
Current portion of lease obligations - operating leases	11,369	7,851
Current portion of lease obligations - finance leases	359	217
Total current liabilities	97,821	56,388
Long-term debt, net of current portion	78,710	59,704
Lease obligation long term - operating leases	48,156	30,382
Lease obligation long term - finance leases	32,942	19,568
Notes payable related parties, net of current portion	6,914	2,000
Seller notes - related parties	38,998	3,000
Deferred tax liability	14,035	8,818
Other non-current obligations	4,104	1,615
Total liabilities	321,680	181,475
Commitments and contingencies
Stockholders' equity:
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 issued and outstanding at September 30, 2023 and 2022 , respectively, with a liquidation preference of $0.30 per share	—	—

Common stock, $0.001 par value, 10,000,000 shares authorized, 3,164,330 shares issued and outstanding at September 30, 2023; 3,074,833 issued and outstanding at September 30, 2022	2	2
Paid-in capital	69,387	65,321
Treasury stock common 660,063 shares as of September 30, 2023 and 620,971 shares as of September 30, 2022	(8,206)	(7,215)
Treasury stock Series E preferred 50,000 shares as of September 30, 2023 and 2022	(7)	(7)
Accumulated earnings	38,959	39,509
Equity attributable to Live stockholders	100,135	97,610
Non-controlling interest	—	(448)
Total stockholders' equity	100,135	97,162
Total liabilities and stockholders' equity	$ 421,815	$ 278,637

LIVE VENTURES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except per share)

	Years Ended September 30,
	2023	2022
Revenues	$ 355,171	$ 286,913
Cost of revenues	239,605	189,086
Gross profit	115,566	97,827
Operating expenses:
General and administrative expenses	86,670	54,531
Sales and marketing expenses	13,447	12,459
Impairment expense	—	4,910
Total operating expenses	100,117	71,900
Operating income	15,449	25,927
Other income (expense):
Interest expense, net	(12,741)	(4,209)
Loss on disposition of SW Financial	(1,696)	—
SW Financial settlement gain	2,750	—
Gain on bankruptcy settlement	—	11,352
Other expense, net	(2,293)	(1,454)
Total other (expense) income, net	(13,980)	5,689
Income before income taxes	1,469	31,616
Provision for income taxes	1,571	6,875
Net (loss) income	(102)	24,741

(Loss) income per share:
Basic	$ (0.03)	$ 7.94
Diluted	$ (0.03)	$ 7.84
Weighted average common shares outstanding:
Basic	3,133,554	3,116,214
Diluted	3,153,033	3,155,535

LIVE VENTURES INCORPORATED
NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net income (loss) to total Adjusted EBITDA for the periods indicated (dollars in thousands):

	For the Year Ended September 30,
	2023	2022
Net (loss) income	$ (102)	$ 24,741
Depreciation and amortization	14,257	7,168
Stock-based compensation	446	37
Interest expense, net	12,741	4,209
Income tax expense	1,571	6,875
Gain on bankruptcy settlement	—	(11,352)
Loss on extinguishment of debt	—	84
SW Financial settlement gain	(2,750)	—
Loss on disposition of SW Financial	1,697	—
Acquisition costs	3,554	1,470
Write-off of fixed assets	—	438
Impairment of goodwill and intangibles	—	4,910
Other non-recurring company initiatives	124	(196)
Adjusted EBITDA	$ 31,538	$ 38,384